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                                                                    EXHIBIT 99.1

                        [COEUR D'ALENE MINES LETTERHEAD]                  [LOGO]

PRESS RELEASE
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           CONTACT: Michael A. Steeves, Director of Investor Relations
                 Coeur d'Alene Mines Corporation, (208) 769-8155

                                                                         PR02:12

                COEUR EXPECTS TO FULLY RETIRE ITS 6% CONVERTIBLE
               SUBORDINATED DEBENTURES DUE JUNE 10, 2002 FOR CASH

           Proceeds From $16.0 Million Financing Will Repay Remaining
                  $9.4 Million of Outstanding 6% Debentures --

COEUR D'ALENE, Idaho -- May 14, 2002 -- Coeur d'Alene Mines Corporation (NYSE:CDE) announced today it plans to retire the remaining $9.4 million of its outstanding 6% Convertible Subordinated Debentures (the "6% Debentures") on June 10, 2002 with cash.

The Company, among other things, has entered into a purchase agreement to issue $21.5 million of new 13.375% Senior Convertible Notes ("New Notes") for $16.0 million in proceeds. The New Notes will be convertible into common stock at a conversion price of $1.35 per share and will be issued on similar terms, subject to certain contingent provisions, as the Company's currently outstanding 13.375% Convertible Senior Subordinated Notes due December 31, 2003. This financing is subject to final documentation and customary closing conditions. Houlihan Lokey Howard & Zukin Capital has served as the Company's financial advisor on this transaction.

Since the beginning of 2002, the Company has entered into a series of individually negotiated exchanges under Section 3(a)(9) of the Securities Act, in which an aggregate of $13.7 million principal amount of 6% Debentures have been exchanged for 14.3 million shares of the Company's common stock. As a result of these individual exchange transactions, the Company reduced the outstanding principal amount of 6% Debentures to $9.4 million.

Dennis E. Wheeler, Coeur's Chairman, President and Chief Executive Officer stated, "This financing will allow us to retire the Company's outstanding short-term indebtedness, add to our existing cash resources, and put our short-term liquidity concerns behind us."


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Commenting on Coeur's operating performance, Mr. Wheeler added, "Thanks to our people's tireless work over the past several months, we have substantially reduced our cash operating costs at our Silver Valley and Rochester mines and have commenced production at our low-cost Cerro Bayo mine in Chile one month ahead of schedule. This new mine, combined with our recently acquired high-grade Martha Mine in Argentina, is expected to dramatically increase our silver production this year and achieve our prime objective of developing new low-cost ounces of production."

Coeur is a leading low-cost international silver producer, as well as a significant producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Chile, Argentina and Bolivia. For more information, visit Coeur's website at www.coeur.com.

        CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains numerous forward-looking statements relating to the Company's future transactions affecting its liquidity and capital resources. The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to the Company's ability to raise capital or effect exchanges for its outstanding 6% Convertible Subordinated Debentures due June 10, 2002, enter into agreements relating to alternative uses of the Rochester Mine pit or rock by-product, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, changes that could result from the Company's future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.